Exhibit 21.1

List of Subsidiaries

Great Wolf Resorts, Inc.
GWR Operating Partnership, LLLP
GWR OP General Partner, LLC
Great Bear Lodge of Sandusky, LLC
Great Bear Lodge of Wisconsin Dells, LLC
Great Wolf Lodge of the Poconos, LLC
Blue Harbor Resort Sheboygan, LLC
Great Wolf Lodge of Kansas, LLC
Great Wolf Kansas SPE, LLC
GWL KC Beverage, Inc.
Great Wolf Lodge of Williamsburg, LLC
Williamsburg Meadows, LLC
Great Wolf Lodge of Traverse City, LLC
Great Wolf Traverse SPE, LLC
GLGB Manager III, LLC
GWR Michigan, LLC
Great Lakes Services, LLC
Niagara Glenview Tent & Trailer Park Company
Great Wolf Capital Trust I